Filing Pursuant to Rule 424(b)(3)
Registration Statement No. 333-107178

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated December 23, 2003)

ADVANCED VIRAL RESEARCH CORP.
Common Stock

     This prospectus supplement no. 2 adds to the information contained in the prospectus dated December 23, 2003 of Advanced Viral Research Corp., and prospectus supplement no. 1 dated February 5, 2004. The prospectus relates to the offer and sale from time to time of up to 497,517,232 shares of common stock by the selling security holders named therein.

     In February 2004, we engaged Elma S. Hawkins, Ph.D. to be our President and Chief Executive Officer on a full time basis. Pursuant to the employment agreement dated February 10, 2004, the term of Dr. Hawkins’ employment commenced on February 16, 2004 and continues for a term of two years unless terminated earlier as provided in the agreement. Pursuant to the agreement, Dr. Hawkins receives a base salary of $350,000 per year, and is eligible to receive an annual cash bonus of up to 50% of her then base salary based on certain performance objectives in the sole discretion of the Board of Directors. In addition, we agreed to pay Dr. Hawkins a signing bonus of $50,000. Pursuant to the agreement, Dr. Hawkins received an option to purchase 40 million shares of our common stock which options become exercisable monthly over for five years so long as she is employed by Advanced Viral at exercise prices ranging from $0.12 to $0.160.

     This prospectus supplement no. 2 should be read in conjunction with, and may not be delivered or utilized without, the prospectus and prospectus supplement no. 1.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement no. 2 is February 25, 2004.